Exhibit 4.18

FIRST AMENDMENT TO MINING CONTRACT

This FIRST AMENDMENT TO MINING CONTRACT, dated as of April 5, 2005 (this "Amendment"), is entered into by and between Minera San Xavier, S.A. de C.V., a Mexican corporation ("Owner"), and Washington Group Latin America, Inc., a Delaware, U.S.A. corporation ("Contractor"). Owner and Contractor are referred to in this Amendment individually as a "Party" and together as the "Parties."

RECITALS

WHEREAS, Owner owns and operates the Cerro San Pedro Mine located in Cerro de San Pedro, Mexico (the "Mine");

WHERAS, the Parties to this Amendment are Parties to the Mining Contract, effective as of December 30, 2003 (the "Mining Contract"), in which Owner engaged Contractor to, among other things, perform drilling, blasting, excavating, mining, hauling and construction-related services at the Mine;

WHEREAS, in consideration for Owner reimbursing Contractor for certain standby charges of Contractor during the time period between May 12, 2004 and February 28, 2005, Contractor has agreed to the development of a new termination provision in the event that the Owner must terminate the Mining Contract due to an Event of Force Majeure; and

WHEREAS, the Parties desire to enter into this Amendment to formalize their verbal agreements and to update the designation of persons to receive notice.

NOW THEREFORE, in consideration of the mutual promises set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Amendment, intending to be legally bound, agree as follows:

AGREEMENT

1. Unless otherwise defined in this Amendment, all capitalized terms used herein that are defined in the Mining Contract shall have the respective meanings given to such terms in the Mining Contract.

2. The second sentence of the fourth paragraph of Article 13 shall be deleted in its entirety and the following sentences shall be substituted therefor:

In the event of such termination, Owner shall pay Contractor the same amounts as would be paid, under Section 12.2.1(a) through 12.2.1(e). Contractor shall also be entitled to a One Million Dollar ($1,000,000) break fee; provided that, in the event Owner or any of Owner's direct or indirect affiliates recommences the Project within one year from the date in which Owner or Contractor terminates the Agreement due to an Event of Force Majeure, Contractor shall credit Owner $500,000 towards the remobilization of Contractor's Equipment and personnel to the Project.

3. In Article 14 of the Mining Contract

A. Change the recipient for primary copy of notice to Owner to the "General Manager" instead of the "Mine Manager";

B. Change the recipient of the copy of any notice to Owner to "Richard J.  Hall, President and Chief Executive Office" instead of "Fred H. Lightner, Sr. Vice President and Chief Operating Officer";

C. Add the following provision immediately following Contractor's official notice information:

With a copy to:	Washington Group International, Inc.
Attn: Brian Best
Regional Managing Attorney
7800 E. Union Avenue, Suite 100
Denver, CO 80237
U.S.A.
Phone: (303) 843-2855
Fax: (303) 343-2266

4. Exhibit K of the Mining Contract is deleted in its entirety and the revised Exhibit K attached hereto is substituted therefor.

5. Except as expressly modified pursuant to this Amendment, all other provisions of the Mining Contract are unaffected, remain in full force and effect with no other amendments or modifications and are ratified and confirmed in all respects.

6. This Amendment shall be governed by the laws of the State of Colorado, excluding any provisions or principles thereof, which would require the application of the laws of a different jurisdiction.

7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute a single and complete agreement.

IN WITNESS WHEREOF and intending to be legally bound, the Parties have executed this Amendment on this 5 day of April, 2005.

Minera San Xavier, S.A. de C.V.	Washington Group Latin America,
Inc.

By: /s/ Richard J. Hall	By: /s/ LeRoy E. Wilkes
Name: Richard J. Hall	Name: LeRoy E. Wilkes
Title: Director	Title: President Mining Business Unit
Washington Group International,
Inc. Attorney-in-Fact
Washington Group Latin America, Inc.

EXHIBIT K

PERMIT CONDITIONS

(See Attached)